Exhibit 99.1

NEWS

Contact:	M. Stephen Walker
Vice President-Finance and Chief Financial Officer
(251) 639-8100

CPSI NAMES BOYD DOUGLAS PRESIDENT AND CHIEF EXECUTIVE OFFICER

David Dye Resigns as President and Chief Executive Officer;

Named Chairman of the Board

MOBILE, Ala. (May 17, 2006) – Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI) announced today that, effective immediately, J. Boyd Douglas has been named President and Chief Executive Officer of Computer Programs and Systems, Inc., replacing David Dye, who has resigned in order to pursue other personal and professional interests. Mr. Dye will remain on the Board of Directors and was named Chairman of the Board, succeeding John Morrissey, who will continue as a Board member. Mr. Dye will remain in a consulting role with the Company for a period of six months. The Company also announced that Michael S. Jones has been named Executive Vice President and Chief Operating Officer.

Mr. Douglas, 39, has worked at CPSI since August of 1988 and has been Executive Vice President and Chief Operating Officer since July 1999, having previously served for more than three years as the Company’s Director of Programming.

Commenting on his appointment as Chief Executive Officer, Mr. Douglas said, “For more than 25 years, our company has placed the long-term interests of our customers, employees and shareholders as our top priority. This philosophy will not change, and I look forward greatly to my role in the continued growth of CPSI in the years to come. These are very exciting times for healthcare information technology. The recent growth in our industry has been brought on primarily by the nationwide push toward interoperable electronic health records. Based on our integrated financial and clinical products, CPSI remains extremely well positioned to capitalize on the positive trends in the community healthcare marketplace.”

Mr. Dye added, “I have enjoyed my 16 years with CPSI immensely and look forward to my continued involvement as Chairman of the Board. At the same time, I am excited about the new opportunities available to me in the next chapter of my life.

“During my seven-year tenure as Chief Executive Officer, Boyd and I have worked together, essentially as partners, in making the decisions necessary to run our business successfully. I am excited about the future of CPSI under the leadership of an experienced and proven management team led by Boyd, and I remain available to the Company and its management team in my new role as Chairman of the Board.”

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CPSI Names Boyd Douglas President And Chief Executive Officer

May 17, 2006

Commenting on the change in management, Mr. Morrissey stated, “CPSI has been very fortunate to have David Dye as its Chief Executive Officer for the past seven years, and we know that David’s decision to pursue other opportunities is the result of careful consideration. We are also fortunate that we have such an able and experienced successor in Boyd Douglas. David and Boyd have made a great team, and we are glad that David will continue as Chairman of the Board.”

Mr. Jones, 33, began his career at CPSI as a part-time employee in the Company’s technical department while completing his college degree in computer science. He became a full-time employee in March of 1995 and has served as Director of Internet and

Networking Services for the last five years. Among many other major accomplishments, Mr. Jones has played a key role in the successful rollout of CPSI’s PACS product, ImageLink®, over the last three years.

Mr. Douglas stated, “Mike’s primary responsibility will be to lead our customer support divisions, namely financial software, clinical software, hardware and technical support. He will also be heavily involved in the direction of our product development. In his years of service at CPSI, Mike has consistently shown the ability to evaluate the needs of our customers and respond appropriately. I feel strongly that Mike is ideally suited to succeed in his new position as Chief Operating Officer.”

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 575 client hospitals in 46 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of over 800 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

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